Exhibit 10.1
EXECUTION VERSION

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2021 (the “Effective Date”), by and between GCA Corporation, a corporation organized under the laws of Japan (the “Company”), and Houlihan Lokey, Inc., a corporation organized under the laws of the State of Delaware (“Buyer”). Buyer and Company are also sometimes referred to collectively as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, Company operates a mergers and acquisitions advisory business;
WHEREAS, Buyer intends to acquire all of the issued and outstanding shares of common stock of the Company (the “Shares”) and Stock Options (together with Shares, “Company Securities”) through (a) an all-cash tender offer bid (such tender offer bid, including any amendments thereto or extensions thereof made in accordance with the terms of this Agreement and applicable Law, the “TOB”), and (b) a subsequent Squeeze-Out;
WHEREAS, the Company intends to support the TOB and the Squeeze-out; and
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
Section 1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any Company’s Subsidiaries, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company’s Subsidiaries) or any Company Subsidiary representing 10% or more of the consolidated assets, revenues or net income of the Company and the Company Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 10% or more of the voting power of the Company, (d) transaction in which any Person would acquire beneficial ownership or the right to acquire beneficial ownership, or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 10% or more of the voting power of the Company, or (e) any combination of the foregoing (in each case, other than the TOB and the Squeeze-Out).
“Action” shall mean any claim, action, suit, arbitration, mediation, proceeding or investigation, whether civil, criminal or administrative, by or before any Governmental Authority or arbitral body.
“Agreement” has the meaning set forth in the opening sentence of this Agreement.
“Alternative Acquisition Agreement” has the meaning set forth in Section 2.02(d)(i).
“Anti-Social Force” shall mean (a) a Person who falls within any of the following criminal or anti-social classifications: (i) criminal syndicate (boryokudan), (ii) criminal syndicate (boryokudan) member or a Person who was a criminal syndicate (boryokudan) member at any time within the most recent five years, (iii) criminal syndicate (boryokudan) associate, (iv) criminal syndicate (boryokudan)-related company, (v) racketeer (sokaiya), social/political movement racketeer, or special intelligence violence group, (vi) any group or individual, other than those listed in the foregoing items, that should receive the same treatment under Japanese criminal laws as those listed in the foregoing items ((i) through (vi) collectively referred to as a “Criminal Association” (boryokudan tou)), (vii) any Person who has a relationship with and whose management is under the Control of a Criminal Association, (viii) any Person who has a relationship with a Criminal Association that is substantially involved in such Person’s management, (ix) any Person who has a relationship with a Criminal Association and takes advantage of such relationship to obtain unfair profits or to damage a third party, (x) any Person who has a relationship with a Criminal Association and provides such Criminal Association with money, support or other resources, and (xi) any Person whose associates, Representatives or others who substantially Control such Person’s management have a socially condemnable relationship (shakai teki ni hinan sareru beki kankei) with a Criminal Association, (b) a Person which is engaged in or promotes any of the following criminal activities: (i) the making of demands through violent acts, (ii) the making of unjust demands that go beyond another Person’s legal responsibilities, (iii) the use of threatening behavior, including verbal threats or the use of physical violence, in relation to a transaction, (iv) damaging public confidence in another Person or hindering the business operations of another Person by spreading rumors, using deceptive measures or using unjust power, and (v) any act, other than those listed in the foregoing items, that should receive the same treatment under Japanese criminal laws as those listed in the foregoing items or (c) any Person which conducts a Special Adult Entertainment Business (sei fuzoku kanren tokusyu eigyo) as defined in Article 2, Paragraph 5 of the Law Regarding Regulation on Adult Entertainment Business, etc. (fuzoku eigyo tou no kisei oyobi gyoumu no tekiseika tou ni kansuru houritsu) (Law No. 122 of 1948, as amended) of Japan, or any member of such entity.

“Breakup Fee” has the meaning set forth in Section 5.03(b).
“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which commercial banks in Tokyo, Japan are authorized or required by applicable Law to close.
“Buyer” has the meaning set forth in the opening sentence of this Agreement.
“Change of Position Statements” has the meaning set forth in Section 2.02(a).
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company Group” shall mean the Company and Company’s Subsidiaries.
“Company Securities” has the meaning set forth in the Recitals of this Agreement.
“Company Knowledge Persons” means Akihiro Watanabe, Todd J. Carter, Geoffrey D. Baldwin, Phil Adams, Sascha Pfeiffer, Alexander M. Grünwald, Ritsuko Nonomiya, John F. Lambros, Akikazu Ida, Hiroyuki Okuyama, Aaron Cohen, Neil Myers and Gemma Hardy.
“Company’s Knowledge” shall mean with respect to any matter in question, (a) the actual knowledge of any of the Company Knowledge Persons of that matter, (b) the knowledge that any of the Company Knowledge Persons, commensurate with her or his position, should reasonably be expected to have, or (c) the knowledge that any of the Company Knowledge Persons should have after due inquiry to the management of the Company.
“Conditions for Withdrawal” has the meaning set forth in Section 2.01(a)(v).

“Confidential Information” means (a) all information, in any form or format, furnished or made available directly or indirectly by a Party hereto (“Disclosing Party”) to the other Party hereto (“Recipient”) in connection with the Transactions; and (b) all information concerning the operations, affairs and businesses of Disclosing Party, the financial affairs of Disclosing Party, and the relations of Disclosing Party with its customers, vendors, employees and service providers (including business plans, information relating to finances, records, personnel, information systems, or customer matters and information which under the circumstances should be considered confidential), and shall include all financial and credit information, documents, schedules, reports, know-how, ideas, data, research, methodology, and/or any other intellectual property or information that may be furnished or disclosed by Disclosing Party, or acquired by Recipient directly or indirectly from Disclosing Party, including as a result of any discussions or negotiations between the Parties, as well as all memoranda, notes, reports, documents, and other media containing Confidential Information, as well as any copies, summaries, analyses and extracts of Confidential Information prepared by or for the benefit of Recipient; provided, however, that Confidential Information does not include information that: (i) is already known to Recipient at the time of its disclosure; (ii) is or becomes publicly known through no wrongful act of Recipient; (iii) is received by Recipient from a third party which is not known by Recipient to be subject to a duty of confidentiality; (iv) is independently developed by Recipient without the use of Confidential Information; or (v) subject to the conditions set forth in Section 4.04(b), is required to be disclosed by Recipient pursuant to applicable Law or any Governmental Authority.
“Contract” shall mean any contract, agreement, instrument, undertaking, indenture, commitment, loan, license or other legally binding obligation, whether oral or written.
“Control” and its derivative words mean the possession, direct or indirect, of the power to direct or cause the direction of the decisions, management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the majority of the directors or the members of a similar governing body of a Person.
“Disclosing Party” has the meaning set forth in the definition of “Confidential Information” in this Section 1.01.
“Effective Date” has the meaning set forth in the opening sentence of this Agreement.
“Equity Interests” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.
“FCA” means the UK Financial Conduct Authority.

“FIEL” shall mean the Financial Instruments and Exchange Law (kinyuu-shohin-torihiki-ho) (Law No. 25 of 1948, as amended) of Japan.
“Financial Statements Date” has the meaning set forth in Section 3.01(j).
“FINRA” means the US Financial Industry Regulatory Authority.
“GAAP” shall mean Japanese generally accepted accounting principles in effect from time to time.
“Governmental Authority” shall mean any domestic, foreign or supranational government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization (including self-regulatory organizations), tribunal or arbitral body, stock exchange, and any subdivision, branch or department of any of the foregoing.
“HSR” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Launch Date” has the meaning set forth in Section 2.01(a).
“Law” shall mean, with respect to any Person, any law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is legally binding on such Person.
“Lien” shall mean a lien, charge, option, mortgage, pledge, security interest, claim, deed of trust, hypothecation or encumbrance of any kind.
“Material Adverse Effect” shall mean any fact, event, circumstance, occurrence, change or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, debt, operations, cash flow, or results of operations of the Company Group, taken as a whole, or (b) would reasonably be expected to materially impair or delay the ability of Company to perform its material obligations under this Agreement or to consummate the Transactions; provided, however, that the term “Material Adverse Effect” shall not include facts, events, circumstances, occurrences, changes or effects to the extent they result from or are consequences of (i) changes in general financial, securities and economic conditions, (ii) changes in Law, or changes in the interpretation thereof, by any Governmental Authority or changes in regulatory conditions, (iii) any “act of God” including natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (iv) changes in accounting standards, principles or interpretations, (v) changes in general economic or political conditions arising from the effects of the COVID-19 pandemic, (vi) events or changes that are consequences of the execution, delivery, consummation or pendency of this Agreement, the TOB or the Transactions or any action by Company or any member of the Company

Group contemplated by or required by this Agreement, or (vii) actions taken or not taken by Buyer or any of its Subsidiaries, or actions taken or not taken at the request of Buyer or with Buyer’s consent. With respect to items (i) through (v), the exclusion shall not apply to the extent such matter has a materially disproportionate adverse effect on any member of the Company Group relative to other comparable Persons operating in the markets and/or industries in which the Company Group operates.
“Material Inside Information” has the meaning set forth in Section 2.01(b)(vi).
“Minimum Number of Shares to be Purchased” has the meaning set forth in Section 2.01(a)(iii).
“Notice Period” has the meaning set forth in Section 2.02(d)(i).
“Number of Tendered Securities” has the meaning set forth in Section 2.01(e).
“Order” shall mean any order, injunction, judgment, decree, ruling, assessment, judicial or administrative order, award or determination of any Governmental Authority or arbitrator.
“Organizational Documents” shall mean the articles of incorporation, rules of the board of directors, share handling regulations, partnership agreement, limited liability company agreement, operating agreement or other similar governing instruments, in each case as amended from time to time, of a Person.
“Party” has the meaning set forth in the opening sentence of this Agreement.
“Person” shall mean any natural person, general or limited partnership, limited liability company, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity, whether acting in an individual, fiduciary or other capacity.
“Position Statements” has the meaning set forth in Section 2.01(b)(iii).
“Recipient” has the meaning set forth in the definition of “Confidential Information” in this Section 1.01.
“Referral Notice” has the meaning set forth in Section 6.02(a).
“Referring Party” has the meaning set forth in Section 6.02(a).
“Regulatory Approvals” means any and all authorizations, consents, Orders and approvals of Governmental Authorities that may be required in order to consummate the Transactions under any applicable Laws, including of FINRA, HSR and the FCA.

“Related Agreements” means (a) this Agreement and (b) the Tender Offer Support Agreements executed by and between Buyer and each of Akihiro Watanabe, Todd J. Carter, Geoffrey D. Baldwin, Phil Adams, Sascha Pfeiffer, Alexander M. Grünwald, Ritsuko Nonomiya, John F. Lambros and Akikazu Ida.
“Representative” means, with respect to any Person, any officer, director, principal, attorney, financial advisor, accountant, agent, employee or other representative of such Person.
“Responding Party” has the meaning set forth in Section 6.02(a).
“Restricted Stock” means the 3,937,500 shares of common stock of the Company which were granted on April 6, 2020 pursuant to the Restricted Stock Plan (jyoto seigen tsuki kabushiki hoshu seido), the transfer of which is restricted from April 6, 2021 through April 6, 2025.For the avoidance of doubt, any reference in this Agreement to the Shares shall be deemed to include Restricted Stock.
“RSUs” means, collectively, (i) the stock options (shinkabu yoyakuken) designated as the “RSU-1 Stock Options” which were granted on March 9, 2016; (ii) the stock options designated as the “RSU-3 Stock Options” which were granted on October 11, 2016; (iii) the stock options designated as the “RSU-4 Stock Options” which were granted on May 29, 2017; and (iv) the stock options designated as the “RSU-5 Stock Options” which were granted on July 3, 2018.
“Securities Reports” has the meaning set forth in Section 3.01(i).
“Shares” has the meaning set forth in the Recitals of this Agreement.
“Squeeze-Out” shall mean the procedures required to make Buyer become the sole shareholder of the Company following the Tender Offer Closing.
“Stock Options” means, collectively, (i) the stock options (shinkabu yoyakuken) designated as the “Series 7 Stock Options” which were granted on May 20, 2013; (ii) the stock options designated as the “Series 8 Stock Options” which were granted on May 16, 2013; (iii) the stock options designated as the “Series 9 Stock Options” which were granted on March 7, 2014; (iv) the stock options designated as the “Series 10 Stock Options” which were granted on March 7, 2014; and (v) the RSUs.
“Subsidiary” means, with respect to any specified Person: (a) any corporation, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or member interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Superior Proposal” means a bona fide written Acquisition Proposal (except that the references therein to “10%” shall be replaced by “50.1%”) made by a third party which was not solicited by the Company, any Company’s Subsidiary, or any Company Representative and which, in the good faith judgment of the board of directors of Company (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the anticipated impact on the Company’s stakeholders, the financing terms thereof, and the Person making such proposal, (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would, based upon the written opinion of the Company’s financial advisor, result in a transaction that is more favorable to the Company’s corporate value than the TOB and the Squeeze-Out (after giving effect to all adjustments to the terms thereof which may be offered by Buyer, including pursuant to Section 2.02(d)(ii)).
“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, capital, gross receipts, excise, property, stamp, registrations, sales, license, payroll, consumption, withholding and franchise taxes, escheat obligation, and any secondary tax liability, imposed by Japan or any other country or any local government or taxing authority or political subdivision or agency thereof or therein, and such term shall include any interest, penalties or additions attributable to such taxes, charges, fees, levies or other assessments.
“Tender Offer Closing” shall mean the time at which the settlement of the TOB is completed in accordance with the terms of this Agreement.
“Tender Offer Closing Date” shall mean the date on which the Tender Offer Closing occurs.
“Tender Offer Registration Statement” has the meaning set forth in Section 2.01(c).
“TOB” has the meaning set forth in the Recitals of this Agreement.
“TOB Documents” has the meaning set forth in Section 2.01(c).
“TOB Period” has the meaning set forth in Section 2.01(a)(i).
“Transactions” means the transactions contemplated by this Agreement.

Section 1.02    Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph of this Agreement; (b) references to articles, sections or paragraphs refer to articles, sections or paragraphs of this Agreement; (c) headings are provided for convenience only and should not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (g) any reference to a statute refers to such statute as it may have been or may be amended from time to time, or to such statute’s successor, and shall be deemed also to refer to all rules and regulations promulgated thereunder; (h) any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date; (i) “or” shall include the meanings “either” or “both”; and (j) the symbols “JPY” or “¥” shall refer to the lawful currency of Japan.
ARTICLE II

TENDER OFFER; SQUEEZE-OUT
Section 2.01    Obligations of Buyer Relating to the TOB.
(a)    Commencement of the TOB. Subject to satisfaction of the conditions set forth in Section 2.01(b) below, Buyer shall commence the TOB for the Company Securities on August 4, 2021 (the “Launch Date”) under the following terms and conditions; provided, however that, at any time hereafter and even after the commencement of the TOB, Buyer may amend such terms and conditions to the extent permitted under applicable Law:

(i) TOB Period:	August 4, 2021 – September 27, 2021 (both inclusive) (as may be extended) (such period, the “TOB Period”).
(ii) TOB Price:
1.    Shares: JPY 1,380 per Share
2.    Stock Options:
a.    JPY 155 per Series 7 Stock Option;
b.    JPY 155 per Series 8 Stock Option;
c.    JPY 565 per Series 9 Stock Option;
d.    JPY 532 per Series 10 Stock Option;
e.    JPY 137,900 per RSU-1 Stock Option;
f.    JPY 137,900 per RSU-3 Stock Option;
g.    JPY 1,379 per RSU-4 Stock Option; and
h.    JPY 1,379 per RSU-5 Stock Option.

(iii) Minimum Number of Shares to be Purchased:	As set forth in the Tender Offer Registration Statement (the “Minimum Number of Shares to be Purchased”).
(iv) Maximum Number of Shares to be Purchased:	No maximum number.
(v) Conditions for Withdrawal:
The conditions set out by Buyer in the Tender Offer Registration Statement (as defined below), within the scope permitted by Article 27-11, Paragraph 1 of the FIEL and other applicable Laws and regulations (the “Conditions for Withdrawal”). For the avoidance of doubt, the Conditions for Withdrawal shall include the circumstance that Buyer is unable to obtain the Regulatory Approvals by the end of TOB Period.

(b)    Conditions to the Commencement of the TOB. Buyer’s obligation to commence the TOB is subject to the satisfaction (or waiver in writing by Buyer in its sole discretion) of each of the following conditions on the Launch Date:

(i)    the representations and warranties of Company set forth in Section 3.01 shall be true and correct in all material respects;
(ii)    Company shall have duly performed its obligations required to be performed by it prior to the Launch Date under this Agreement in all material respects;
(iii)    the board of directors of the Company shall have: (1) adopted a resolution unanimously approved by all the disinterested directors of the Company expressing its opinion endorsing the TOB and recommending that holders of Company Securities tender their Company Securities in the TOB; (2) publicly announced such resolution in a form of position statements (ikenhyomei hokokusho) (“Position Statements”); and (3) not adopted any other resolution that is inconsistent with such resolution;
(iv)    all the Related Agreements shall have been duly made and entered into by and between the parties thereto, and shall not have been terminated;
(v)    no temporary restraining order, preliminary or permanent injunction or other Order preventing all or any part of the Transactions shall be in effect, and no Law shall have been enacted or shall be deemed applicable to all or any part of the Transactions which makes the consummation of all or any part of the Transactions illegal; and
(vi)    Buyer shall have received confirmation from the Company that there exists no undisclosed material non-public information, including juyojijitsu, kokaikaitsuke-tou no jisshi ni kansuru jijitsu, kokaikaitsuke-tou no chushi ni kansuru jijitsu as provided in Sections 166 (2) and 167 (2) of the FIEL, in relation to the Company (“Material Inside Information”).
(c)    Publication and Filing. Concurrently with the commencement of the TOB, Buyer shall publish a tender offer public notice and shall file a tender offer registration statement (the “Tender Offer Registration Statement”) with the Kanto Local Finance Bureau, each in accordance with the terms and conditions set forth in this Section 2.01 and Article 27-3 of the FIEL. Buyer shall file with the relevant Governmental Authorities, publish and/or mail to holders of the Company Securities as required by Law (i) a copy of the Tender Offer Registration Statement, (ii) a tender offer explanatory statement, and (iii) each other document required under applicable Law to be so filed, published or mailed by it in connection with the TOB (collectively, the “TOB Documents”).
(d)    Settlement of the TOB. Unless the TOB has been withdrawn by Buyer in accordance with terms of this Agreement, Buyer shall pay in full for all Shares and Stock Options validly tendered (and not withdrawn) under the TOB through the tender offer agent in immediately available funds on the fifth Business Day following the last day of the TOB Period.

(e)    If Minimum Condition Not Met. If the total number of tendered Shares and Shares issuable upon exercise of tendered Stock Options (such total number, the “Number of Tendered Securities”) falls below the Minimum Number of Shares to be Purchased, Buyer may elect in its sole discretion to waive the Minimum Number of Shares to be Purchased to the extent permitted under the FIEL, and proceed with purchasing all Shares and Stock Options tendered in the TOB; provided, however, that Buyer may not, as a result of such waiver of the Minimum Number of Shares to be Purchased, elect to purchase tendered Company Securities that represent less than one-half of the total number of issued and outstanding Shares and Shares issuable upon exercise of all issued and outstanding Stock Options; provided, further, that if Buyer waives the Minimum Number of Shares to be Purchased, the board of directors of Company will consider all of the facts and circumstances of the situation and may, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, effect a Change of Position Statements (as defined below).
Section 2.02    No Talk; Fiduciary Out.
(a)    Subject to Section 2.02(b), from and after the date hereof until the completion of Squeeze-Out or, if earlier, the termination of this Agreement in accordance with ARTICLE V, the Company shall not, and shall cause the Company’s Subsidiaries and the Company Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or endorse, or publicly propose to approve or endorse, an Acquisition Proposal, (iii) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Buyer, or otherwise make any statement or proposal inconsistent with, the endorsement contained in the Position Statements, (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (v) resolve, propose or agree to do any of the foregoing (any action or failure to act set forth in the foregoing clauses (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Position Statements”). The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, the Company’s Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Company Subsidiary to such Person.

(b)    Notwithstanding anything to the contrary contained in Section 2.02(a), if at any time following the date hereof and prior to the Tender Offer Closing Date, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) the Company has not breached this Section 2.02, (iii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (iv) after consultation with its outside counsel, the board of directors of the Company determines in good faith that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and the Company’s Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall promptly provide to Buyer any information concerning the Company or the Company’s Subsidiaries that is provided to such other Person and was not previously provided to Buyer.
(c)    The Company shall promptly (and in any event within 24 hours) notify Buyer in the event that the Company, any Company’s Subsidiaries or any Company Representative receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Buyer promptly (and in any event within 24 hours) with the identity of such Person and a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request, including any modifications thereto. The Company shall keep Buyer reasonably informed (orally and in writing) on a timely basis (and in any event at Buyer’s request and otherwise promptly after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request and any material developments, discussions and negotiations. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Buyer orally or in writing if it determines to begin providing information or to engage in substantive discussions or negotiations concerning an Acquisition Proposal pursuant to Section 2.02(b). The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would prohibit Company from complying with its obligation ins this Section 2.02(c), and neither the Company nor any of the Company’s Subsidiaries is party to any agreement, that prohibits the Company from providing such information to Buyer.

(d)    Notwithstanding anything to the contrary contained in Section 2.02(a), if the Company receives an Acquisition Proposal which the board of directors of Company concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer (including pursuant to Section 2.02(d)(ii) below), the board of directors of Company may at any time prior to the Tender Offer Closing Date, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, (x) effect a Change of Position Statements with respect to such Superior Proposal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee and otherwise complies with the provisions of Section 5.01(b)(iii) and Section 5.03; and provided, further, that the board of directors of the Company shall not withdraw their endorsement of the TOB as the result of a competing Acquisition Proposal, even if such Acquisition Proposal is a Superior Proposal, if such Acquisition Proposal is for Equity Interests representing less than 100% of the voting power of the Company; and provided, further, that the board of directors of the Company may not withdraw, modify or amend the Position Statements in a manner adverse to Buyer pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 2.02 and (B):
(i)    the Company shall have provided prior written notice to Buyer, at least five Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of, or summary of the key terms of, the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and
(ii)    prior to effecting such Change of Position Statements or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, and during the Notice Period, the Company shall, and shall cause the Company’s Representatives to, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(iii)    In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 2.02(d)with respect to such new written notice.
(e)    The Company agrees that any violation of the restrictions set forth in this Section 2.02 by any of the Company Representatives shall be deemed to be a material breach of this Agreement (including this Section 2.02) by the Company.
Section 2.03    Obligations of Company relating to the TOB.
(a)    TOB Documents. Prior to the Effective Date, the Company has furnished to the Buyer all information concerning the Company as required by applicable Laws or reasonably requested by the Buyer for inclusion in the TOB Documents. The Company shall provide such assistance as the Buyer shall reasonably request in connection with the TOB. The Company agrees to promptly correct and/or amend any information provided by it to the Buyer for use in the TOB Documents if any such information becomes false or misleading or inaccurate due to a subsequent change of circumstance regarding material information included in the TOB Documents. Company shall cooperate in good faith with Buyer to prepare for, and inform Buyer of the results of, its separate discussions with the Kanto Local Finance Bureau, the Financial Services Agency, and the Tokyo Stock Exchange.
(b)    Material Inside Information. The Company shall, if the Company determines that any Material Inside Information that constitutes juyojijitsu as provided in Section 166 of the FIEL exists, either (i) take such actions as may be feasible to cause the facts or circumstances giving rise to such Material Inside Information to cease to exist, if possible to do so, or (ii) publicly disclose such Material Inside Information immediately by the measures provided under Article 166, Paragraph 4 of the FIEL and Article 30, Paragraph 1, Item 2 of the Cabinet Order of the Financial Instruments and Exchange Law (Cabinet Order No. 321 of 1965, as amended).
(c)    Support for Tender Offers.
(i)    Company shall, as the Buyer may reasonably request, promptly prepare lists of its holders of Shares, and Stock Option holders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Securities, and lists of securities positions of any Company Securities held in stock depositories, in each case true and correct as of the most recent practicable date, and shall also prepare such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as the Buyer may reasonably request in connection with the TOB, and shall cooperate with the Buyer so that the Buyer can solicit the holders of the Company Securities to tender to the TOB. Any reasonable costs or expenses incurred by the Company in relation to the preparation, assistance or cooperation under this Section

2.03(c)(i) shall be reimbursed, compensated or borne by the Buyer; provided, that the Company shall obtain the prior consent of the Buyer for any individual expense that exceeds JPY 500,000.
(ii)    The Company shall cooperate with all holders of Stock Options who wish to: (i) exercise their Stock Options and sell the resulting Shares in the TOB, in the stock exchange market or in the Squeeze-Out, or (ii) tender their Stock Options in the TOB, and in each case shall cooperate with the tender offer agent to accomplish these objectives.
(iii)    If requested by any holder of Stock Options, the Company shall agree to amend the relevant stock option allotment agreement such that Stock Option holder is permitted to tender his/her Stock Options in the TOB, and approve the transfer of his/her Stock Options pursuant to the relevant provisions of the Companies Act (Law No. 86 of 2005, as amended) in order to tender such Stock Options in the relevant TOB.
(iv)    If requested by any holder of Restricted Stock, the Company shall agree to amend the relevant share subscription agreement such that shareholder is permitted to tender his/her Restricted Stock in the TOB.
Section 2.04    Squeeze-Out.
(a)    As soon as practicably possible after the settlement of the TOB, (i) the Company shall take all actions required to consummate the Squeeze-Out, including convening and holding an extraordinary general shareholders’ meeting to implement the Squeeze-Out in accordance with the plan described in the Tender Offer Registration Statement, including through (1) implementation of a reverse stock split (kabushiki heigo), and (2) adopting a resolution of the board of directors of the Company to exempt Buyer from the requirements and conditions (including without limitation performance requirements, employment requirements and vesting conditions) for the exercise of Stock Options that were tendered in the TOB, and (ii) Buyer shall take all the actions required to consummate the Squeeze-Out, including the exercise of the voting rights in favor of the proposal at such extraordinary general shareholders’ meeting, in each case if Buyer acquires a Number of Tendered Securities at least equal to the Minimum Number of Shares to be Purchased.
(b)    Company and Buyer shall each use their reasonable best efforts and mutually cooperate to cause the completion of the Squeeze-Out to occur as soon as practicable following the Tender Offer Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01    Representations and Warranties of Company. Company hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the Effective Date, the Launch Date and the Tender Offer Closing Date (or, if made as of a specified date, as of such specified date only).
(a)    Incorporation and Valid Legal Existence. Each of the Company Group is a legal entity duly organized, validly existing and where applicable, in good standing (to the extent such concept or a comparable status is recognized) under the Laws of the jurisdiction of its organization. Each of the Company Group has all requisite power and authority to carry on its business as currently conducted and as currently contemplated to be conducted.
(b)    Execution of and Performance under this Agreement. Company has all requisite power and authority to enter into this Agreement and consummate the Transactions. The execution, delivery and performance of this Agreement, and the consummation of the Transactions, have been duly and validly authorized, or prior to the execution thereof, will be duly and validly authorized, by all necessary action on the part of such Company, that is party hereto or thereto.
(c)    Validity and Enforceability of this Agreement. This Agreement has been duly and validly executed and delivered by Company and, assuming the due and valid execution and delivery hereof by Buyer, constitutes the valid and legally binding obligation of Company enforceable against it in accordance with its terms.
(d)    No Default, Breach and Violation. The execution, delivery and performance of this Agreement by Company will not (i) violate any applicable Law as its relates to any member of the Company Group, (ii) violate any Order against, or binding upon any member of the Company Group, or (iii) result in the creation of any Lien on any material properties or assets of any member of the Company Group (except any Lien created by or at the request of Buyer).
(e)    Government Approvals. No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority by Company are necessary for the execution and delivery of this Agreement by Company and the consummation by Company of the Transactions, other than FINRA, HSR and FCA approval.

(f)    Capitalization. All of the Shares and Stock Options have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or subscription rights. The Company has no treasury stock. There are no outstanding options, warrants or other rights to purchase or acquire any shares of capital stock; no outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock of any member of the Company Group and no other equity securities of any member of the Company Group, except the Stock Options. No member of the Company Group is a party to any Contract by which any member of the Company Group is bound to issue any additional shares of capital stock or other equity securities, or repurchase, redeem or otherwise acquire any equity securities of any member of the Company Group.
(g)    Compliance with Laws. No member of the Company Group is in violation of, or has violated during the three (3) year period prior to the date of representation, any applicable Law in any material respect. No member of the Company Group is involved, or has been involved during the three (3) year period prior to the date of representation, in any fraudulent, mischaracterized or similar transactions (including any circular transactions, round-trip transactions, misleading or mis-accounting type trading) by which the revenue or profitability of any member of the Company Group is or has been artificially inflated or otherwise misreported in any material respect. During the past three (3) years prior to the date of representation, no member of the Company Group has received any written notice of any violation of any applicable Law or, is or has been under investigation by any Governmental Authority with respect to or has been threatened to be charged with the violation of any applicable Laws.
(h)    Actions and Proceedings. There are no (i) outstanding Orders against or involving any member of the Company Group or (ii) Actions pending, or, to Company’s Knowledge, threatened against or involving any member of the Company Group or their assets or properties.
(i)    Securities Reports. During the past three (3) years prior to the date of representation, the Company has (a) duly filed in a timely manner with the Kanto Local Finance Bureau all required securities reports (yuka-shoken-hokokusho) and quarterly securities reports (shihanki-hokokusho) (and any required amendments to the foregoing) (“Securities Reports”) and (b) disclosed all material information which the Company has a duty to disclose pursuant to the rules of the Tokyo Stock Exchange. The Securities Reports (including the financial statements contained therein) comply with the requirements of the FIEL and other applicable Laws and GAAP, and fairly present in all material respects the financial condition and results of operation of the Company Group as of their respective filing dates or for their respective periods, except as otherwise described therein. No Securities Report or any other information disclosed by the Company pursuant to the rules of the Tokyo Stock Exchange contains any untrue statement of a material fact or omits to state a material fact necessary to make any of the statements made therein, in light of the circumstances in which they were made, not misleading.

(j)    Absence of Material Adverse Effect. Since December 31, 2020 (the “Financial Statements Date”), there has not been any event or circumstances that have resulted in or would reasonably be expected to result in a Material Adverse Effect.
(k)    Undisclosed Liabilities. No member of the Company Group has any liabilities, accrued, contingent or otherwise, that would be required under GAAP to be reflected in the liabilities column of a balance sheet of any member of the Company Group, other than (i) liabilities disclosed in a Securities Report, and (ii) liabilities arising in the ordinary course of business after the Financial Statements Date. No member of the Company Group has any obligation to pay any fee or commission to any broker, finder or agent in connection with the Transactions.
(l)    Taxes and Tax Returns. To the actual knowledge of the board of directors of the Company, or any individual member thereof, all material Tax Returns required to be filed by the Company prior to the Effective Date have been filed by the Company in a timely manner with the appropriate authorities, and the Company has duly and timely paid or withheld all the Taxes required to be paid or withheld by it pursuant to applicable Law, in each case in all material respects.
(m)    Labor Related Matters. To the actual knowledge of the board of directors of the Company, or any individual member thereof, (i) The Company Group has no material liabilities for unpaid wages to employees, (ii) there are no material disputes, and there are no specific facts or circumstances which would lead to any dispute, between any member of the Company Group and its employees or labor unions, and (iii) there is no material existing or pending or threatened strike, picketing, work stoppage, work slowdown with respect to the employees of any member of the Company Group.
(n)    Anti-Social Forces. No member of the Company Group is, and none of them has been, involved in illicit donations, intimidating actions or organized crime. No member of the Company Group has been subject to any search or investigation by any Governmental Authority in connection with any Anti-Social Force. No member of the Company Group is related financially or otherwise (directly or indirectly) to any Anti-Social Force. No member of the Company Group has funded any Anti-Social Force.
(o)    No Material Inside Information. There exists no Material Inside Information as of the Launch Date.
(p)    Position Statements. As of the Launch Date, the board of directors of the Company has (1) adopted a resolution unanimously approved by all the disinterested directors of the Company expressing its opinion endorsing the TOB and recommending that holders of Company Securities tender their Company Securities in the TOB; (2) publicly announced Position Statements; and (3) not adopted any other resolution that is inconsistent with such resolution.

(q)    Compliance with Organizational Documents. No member of the Company Group is in violation of any provision of its Organizational Documents in any material respect.
Section 3.02    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Company that the following representations and warranties are true and correct as of the Effective Date, the Launch Date and the Tender Offer Closing Date (or, if made as of a specified date, as of such specified date only).
(a)    Incorporation and Valid Legal Existence. Buyer is a corporation, duly and validly formed, and duly and validly existing, under the laws of the State of Delaware, and has the requisite corporate power to conduct its business as is currently conducted.
(b)    Execution of and Performance under this Agreement. Buyer has all necessary power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the performance of the obligations of Buyer hereunder have been duly and validly authorized by the appropriate corporate actions of Buyer, no such authorizations have been rescinded or modified, all such authorizations remain in full force and effect, and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Transactions.
(c)    Validity and Enforceability of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery hereof by Company, constitutes the valid and legally binding obligation of Buyer enforceable against it in accordance with its terms.
(d)    No Default, Breach and Violation. The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the Transactions (i) do not and will not violate any provision of the Organizational Documents of Buyer; (ii) do not and will not violate, result in a breach of, or constitute (or, with notice or lapse of time or both, would constitute) a default under, or accelerate or otherwise change any obligations under, any material Contract to which Buyer is a party; and (iii) do not and will not (1) violate any applicable Law currently in effect as it relates to Buyer, or (2) violate any Order against, or binding upon Buyer.
(e)    Government Approvals. No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority by Buyer are necessary for the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions, other than those (i) required under the FIEL in connection with the TOB, including the Tender Offer Registration Statement and the tender offer public notice, and (ii) the HSR and FCA approvals.

(f)    Sufficient Funds. Buyer will have all of the funds available as and when needed that are necessary to consummate the TOB and the Squeeze-Out and to perform its obligations under this Agreement.
ARTICLE IV

COVENANTS OF THE PARTIES
Section 4.01    Ordinary Course of Business in the Company’s Operations prior to the Squeeze-Out. From and after the Effective Date, except as contemplated by this Agreement, necessary to effectuate the Transactions, required by applicable Law, or with the prior written consent of Buyer, Company shall, and shall cause the Company’s Subsidiaries to, (A) operate in the ordinary course of business consistent with past practices, and (B) not take any of the following actions:
(a)    (i) issue, sell, grant, pledge, dispose of, transfer or encumber any shares of its capital stock of any class or other securities (including stock options (shinkabu yoyakuken) or convertible bonds (shinkabu yoyakuken tsuki shasai)), except the issuance of Shares upon exercise of Stock Options; (ii) cancel, redeem or repurchase any of its outstanding shares of capital stock, (iii) split, combine, subdivide or reclassify any of its capital stock, (iv) effect any recapitalization, reclassification or like change in its capitalization, or (v) enter into negotiations with any Person with respect to any of the foregoing;
(b)    declare or pay any cash dividend or return any capital, declare or pay any stock dividend or change its dividend policy; provided, however, that, the Company’s declaration and payment of an interim dividend to shareholders as of June 30, 2021 in an amount per share not to exceed JPY 17.5 per share shall not require the prior written consent of Buyer;
(c)    engage in any merger, demerger, stock transfer (kabushiki iten), stock exchange (kabushiki koukan), liquidation, dissolution, consolidation, restructuring or other business combination;
(d)    amend, modify or waive in any material respect any provisions of its Organizational Documents;
(e)    acquire, sell, transfer, lease, pledge, encumber or otherwise dispose of assets in any transaction or series of related transactions with a fair market value in excess of JPY 125 million individually or JPY 250 million in the aggregate, except in the ordinary course of business;
(f)    make or commit to make any material capital expenditure exceeding JPY 250 million in the aggregate that is not included in the budgets of the Company Group approved by the relevant boards of directors, except in the ordinary course of business;

(g)    incur any indebtedness or enter into any indemnities, financial commitments or guarantees in excess of JPY 125 million individually or JPY 250 million in the aggregate, except in the ordinary course of business;
(h)    change its material accounting policies or procedures;
(i)    make, change or rescind any material election relating to Taxes, materially change any method of Tax accounting, surrender any right to claim a material refund of Taxes, consent to any material extension or waiver of any statute of limitations with respect to Taxes, file any material amendment to any Tax Return, enter into any material Tax allocation agreement, Tax sharing agreement or closing agreement relating to any Tax, settle any claim or assessment or proceeding or other action relating to any material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment for a material amount of Taxes;
(j)    change the work rules of any member of the Company Group in any material respect, or, prior to February 1, 2022, determine, commit to, or pay any bonus, incentive or other similar benefit (including the grant of any newly issued equity of the Company) that is material, either individually or in the aggregate, to any director, officer or employee of any member of the Company Group; provided that this Section 4.01(j) shall not apply in respect of each Company Group worker entitled to a cash bonus payment: (1) under the US SPIF (Incentive Bonus) Policy, as in effect as of the Effective Date (any such incentive bonus, calculated based on cumulative single count SPIF eligible revenue, not to exceed (i) 5%, up to US$2 million of cumulative single count revenue, (ii) 7.5%, from US$2 million to US$5 million of cumulative single count revenue, and (iii) 10%, over US$5 million of cumulative single count revenue, in each case with such percentage applied to each managing director’s proportional share of SPIF eligible revenue); (2) as part of his or her signing-on conditions (in accordance with a legally binding offer letter or similar arrangement in effect as of the Effective Date); or (3) by virtue of being a member of the Company Group’s UK deal origination team as at the Effective Date and thereby being entitled to that team’s discretionary transaction introduction bonus arrangements which are in effect as at the Effective Date (any such individual’s award being at the discretion of UK management and not to exceed 7% of the Company Group’s fees arising from any such transaction);

(k)    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration; or
(l)    to agree, conditionally or otherwise, to do any actions prohibited pursuant to the foregoing.

Section 4.02    Further Assurances. Subject to the terms and conditions hereof, each Party covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, in good faith, all things applicable to it that are necessary, proper, desirable, or advisable under applicable Law to carry out the provisions contained in this Agreement and the Transactions, including, if requested by Buyer, to facilitate the election of Buyer’s nominees to the Company’s board of directors after the Tender Offer Closing Date.
Section 4.03    Notifications. Each Party shall give prompt notice to the other Party (and subsequently keep the other Party informed on a current basis) upon its becoming aware of (a) any Actions commenced or threatened in writing against, relating to, involving, or otherwise affecting such Party or any of its Subsidiaries which relate to the TOB or any of the other Transactions, or (b) the occurrence of any fact, event or circumstance after the date hereof that (i) has caused or constituted, or would reasonably be expected to cause or constitute, a material breach of any of its covenants, agreements or representations and warranties contained herein in any material respect, or (ii) would materially impair or delay the completion of the TOB; provided, however, that the delivery of any notice pursuant to this Section 4.03 shall not (1) cure any breach of, or non-compliance with, any other provision of this Agreement or (2) limit the remedies available to the Party receiving such notice.
Section 4.04    Confidentiality. For two (2) years after the Effective Date, each Party will hold and treat in confidence, and will not use, and will cause its Subsidiaries to hold and treat in confidence and not use, all Confidential Information, except for the purpose of performing its obligations under this Agreement. Each Party shall limit and restrict access to the Confidential Information to Representatives who need such access in connection with the Transactions. Each Party shall advise each of the Representatives to whom it provides access to any of the Confidential Information pursuant to the terms of this Agreement of the confidential nature of the Confidential Information, and shall be responsible for any breach of the terms of this Agreement by any such Representatives. Nothing contained in this Agreement shall be construed as granting any ownership rights, by license or otherwise, in any Confidential Information disclosed by either Party, and all Confidential Information disclosed pursuant to this Agreement is and shall remain the property of Disclosing Party. Notwithstanding the foregoing:
(a)    Buyer and its Subsidiaries may use and disclose Confidential Information to its lenders including its potential lenders to the extent necessary for the execution or performance of this Agreement;

(b)    in the event that Recipient or any Representative to which it transmits Confidential Information pursuant to this Agreement becomes compelled by applicable Law, legal process or regulatory authority to disclose any Confidential Information, it shall, to the extent legally permitted and practicable, provide prompt written notice to Disclosing Party so that Disclosing Party may seek a protective order or other appropriate remedy. In the event that such a protective order or other remedy is not obtained, Recipient shall furnish only that portion of the Confidential Information which it is advised by written opinion of counsel to be legally required to do so and shall exercise its reasonable best efforts to obtain reliable assurances that confidential treatment will be accorded to that portion of the Confidential Information so disclosed;
(c)    in the event that this Agreement is terminated pursuant to Section 5.01, all Confidential Information shall be returned to Disclosing Party promptly upon the written request by Disclosing Party except for Confidential Information which the Recipient is required to retain in order to satisfy the requirements of any applicable Law or the rules and regulations of any recognized stock exchange on which the securities of Disclosing Party or Recipient, as applicable, are listed or quoted (provided that Recipient’s obligations hereunder shall remain in full force and effect); and
(d)    following the completion of the Squeeze-Out which results in Buyer’s owning all the Shares, Buyer shall be released from all the obligations set forth in this Section 4.04.
Section 4.05    Public Announcement. Notwithstanding Section 4.04 but subject to Section 4.06, neither Party may, without the written consent of the other Party, make public announcements regarding this Agreement or the Transactions, including the TOB Documents. Neither Party shall, and shall cause or permit any of its Subsidiaries to, communicate with any news media in respect of this Agreement or the Transactions without the prior written consent of the other Party.
Section 4.06    Securities Filings. For the avoidance of doubt, the prohibitions in Section 4.04 and Section 4.05 shall not apply to any public announcement required by applicable Law or the rules and regulations of any recognized stock exchange on which the securities of Buyer or Company, as applicable, are listed or quoted; provided, however that so far as it is lawful and practical to do so prior to making such public announcement, Buyer and Company, as applicable, shall notify the other Party and provide the other Party the opportunity to review and comment on any such announcement.

Section 4.07    Engagements and Conflicts. After the Tender Offer Closing Date, to the extent consistent with applicable Laws, Company shall, and shall cause the Company’s Subsidiaries to, use their respective reasonable best efforts to coordinate its conflict clearance and “best horse” processes with respect to any new prospective client engagements with Buyer, including by (a) sharing the identity of the prospective client and a summary of the proposed transaction, including the counterparty or counterparties thereto, (b) discussing in good faith the merits and demerits of the prospective engagement, including any conflicts arising with existing or prospective engagements of Buyer, and (c) considering in good faith any commercially reasonable requests of Buyer with respect thereto. For the avoidance of doubt, any confidential information exchanged between Buyer and the Company pursuant to this Section 4.07 shall be deemed Confidential Information for purposes of this Agreement.
ARTICLE V

TERMINATION
Section 5.01    Termination. This Agreement may be terminated:
(a)    by Buyer:
(i)    if all of the following conditions have been satisfied: (A) there has been a breach by Company of any of its material obligations or covenants set out in this Agreement, or a material breach of any representation or warranty of Company made pursuant to Section 3.01, (B) such breach remains uncured uncured for ten (10) Business Days after Buyer delivers written notice of such breach to Company, and (C) the TOB has not yet commenced;
(ii)    if the conditions to the commencement of the TOB set forth in Section 2.01(b) have not been satisfied or waived on the Launch Date;
(iii)    if any fact, event or circumstance that triggers any of the Conditions for Withdrawal has occurred and Buyer withdraws the TOB;
(iv)    if the Minimum Number of Shares to be Purchased is not tendered in the TOB; or

(v)    if (i) a Change of Position Statements (or any action by any committee of the board of directors of the Company which, if taken by the full board of directors, would be a Change of Position Statements) shall have occurred (whether or not in compliance with Section 2.02), (ii) the Company or the board of directors of the Company (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of the Company’s Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal, (iii) within five (5) Business Days of the date any Acquisition Proposal or any material modification thereto is first published, sent or given to the shareholders of the Company, or otherwise within five (5) Business Days following Buyer’s written request, the Company fails to issue a press release that expressly reaffirms the Position Statements, (iv) if any tender offer or exchange offer is commenced that, if successful, would result in any Person or group becoming the beneficial owner of twenty percent (20%) or more of the outstanding Shares, the board of directors of Company shall not have recommended that the Company’s shareholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, (v) the Company shall have breached any of its obligations under Section 2.02, (vi) the Company shall have failed to file the Position Statements in compliance with the FIEL or to permit Buyer to include the Position Statements in the TOB Documents, or (vii) the Company or the board of directors of Company (or any committee thereof) shall authorize or publicly propose to do any of the foregoing; and
(b)    by Company:
(i)    if all of the following conditions have been satisfied: (A) there has been a breach by Buyer of any of its material obligations or covenants set out in this Agreement, or a material breach of any representation or warranty of Buyer made pursuant to Section 3.02 and (B) such breach remains uncured for ten (10) Business Days after Company delivers written notice of such breach to Buyer;
(ii)    if any fact, event or circumstance arises such that (A) any of the Conditions for Withdrawal has occurred and Buyer withdraws the TOB, or (B) the Tender Offer Closing ultimately does not occur despite Buyer’s having commenced the TOB; or

(iii)    if the board of directors of Company determines to accept a Superior Proposal, but only if the Company has complied in all respects with its obligations under Section 2.02 with respect to such Superior Proposal (and any Acquisition Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal pursuant to Section 2.02(d); provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Breakup Fee to Buyer.
Section 5.02    Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 5.01 shall give written notice of such termination to the other Party.
Section 5.03    Effect of Termination.
(a)    In the event of the termination of this Agreement as provided in Section 5.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except for any willful breach of this Agreement by such Party. This sentence and Section 4.04, Section 4.05, this Section 5.03 and ARTICLE VI shall survive any termination of this Agreement.
(b)    In the event that this Agreement is terminated pursuant to Section 5.01(a)(v) or Section 5.01(b)(iii), then the Company shall pay to Buyer immediately prior to such termination, (i) a termination fee of JPY 866,800,000 (the “Breakup Fee”). Payment of the Breakup Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer.
(c)    The Parties acknowledge that (i) the agreements contained in this Section 5.03 are an integral part of Transactions, (ii) without these agreements, Buyer and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such Breakup Fee is payable.
(d)    In the event that the Company shall fail to pay the Breakup Fee when due in breach of this Agreement, the Company shall reimburse Buyer for all reasonable costs and expenses actually incurred or accrued by Buyer (including reasonable expenses of counsel) in connection with the collection of the Breakup Fee under, and enforcement of, this Section 5.03, in addition to paying the Breakup Fee.
ARTICLE VI

MISCELLANEOUS
Section 6.01    Governing Law. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of Japan.

Section 6.02    Dispute Resolution.
(a)    Without in any way limiting the right of any Party hereto to seek injunctive relief pursuant to Section 6.03 in respect of any breach or threatened breach hereof, if any dispute, difference or question relating to the performance, interpretation or construction of this Agreement shall arise at any time, at the request of any Party, the Parties shall meet to discuss in good faith a resolution to such dispute, difference or question for a period of sixty (60) days from the date of such request. If the Parties are unable to resolve their differences within such sixty (60) day period, the complaining Party (the “Referring Party”) may, by written notice (the “Referral Notice”) to the other Party (the “Responding Party”), refer such dispute, difference or question to arbitration, whereupon the Responding Party (upon receipt of the Referral Notice) and the Referring Party shall be obligated to refer such dispute, difference or question to arbitration proceedings as set forth herein. The Referral Notice shall describe the nature of such dispute, difference or question and request the formation of an arbitral tribunal for the purposes of such arbitration.
(b)    The arbitral tribunal shall consist of three arbitrators, one appointed by the Referring Party and one by the Responding Party (the Party appointing each such arbitrator to notify the other of the name of such arbitrator within ten (10) days of the date of the Referral Notice). The arbitrators so selected shall within twenty (20) days of the date of the Referral Notice agree on a third arbitrator. If any of the arbitrators shall not be appointed within the time limits specified above, such arbitrator shall be appointed by the Japan Commercial Arbitration Association. No more than one arbitrator shall be a Japanese national.
(c)    The arbitration proceedings shall take place in Tokyo, Japan, shall be subject to the commercial arbitration rules of the Japan Commercial Arbitration Association, and shall be conducted in English.
(d)    Notwithstanding the foregoing, either Party shall be entitled to apply, pending arbitration or in lieu of arbitration, to any court of competent jurisdiction for orders of preliminary and permanent injunctive relief, to restrain any actual or threatened conduct in violation of this Agreement.
(e)    The Parties waive any rights to appeal or to review the final arbitration award by any court or tribunal, and such award shall be final and binding. The Parties further undertake to carry out without delay the provisions of any arbitral award or order, and each agrees that any such award or order shall be conclusive and may be enforced in any jurisdiction (and the Parties shall submit to any such jurisdiction) by suit on the arbitral award or by any other manner provided by Law.
(f)    The costs of such arbitration shall be determined by and allocated between the Parties by the arbitral tribunal in its award.

Section 6.03    Injunctive Relief. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding in addition to any other remedy to which it may be entitled under applicable Law.
Section 6.04    Cost and Expenses. Except as otherwise provided in this Agreement, each Party shall bear the costs, expenses and fees (including fees and expenses of attorneys, certified public accountants, tax advisors and other advisors) incurred by such Party in relation to the preparation, execution and performance of this Agreement.
Section 6.05    Assignment. No Party shall assign or transfer or purport to assign or transfer (whether by operation of Law or otherwise) any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided, however, that Buyer may assign any of its rights or interests hereunder to lenders for purposes of creating a security interest herein or otherwise assigning collateral in respect of the financing for the Transactions. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
Section 6.06    Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by an authorized officer of the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. No failure or delay by Buyer or Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 6.07    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. The Parties shall negotiate in good faith in order to seek to agree on the terms of a mutually satisfactory provision to be substituted for any provision found to be invalid, illegal or unenforceable.
Section 6.08    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto (and their permitted successors and assigns) and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such permitted successors and assigns, any rights hereunder.

Section 6.09    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or email pdf format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 6.10    Entire Agreement. This Agreement (including the Exhibits, Schedules hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all previous oral or written agreements or understandings between the Parties in relation to the matters dealt with herein. The Exhibits and Schedules referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement.
Section 6.11    Notices. Any notice or communication under this Agreement shall be sent to the Parties in English at their respective addresses set forth below or such other addresses as may from time to time be notified. Notices may be sent by hand, or by registered mail (internationally recognized courier service if overseas) or by fax or email, and shall be deemed to be received, if sent by hand, fax or email, one normal working hour (at the place of delivery) after delivery or transmission, and if by registered mail the second Business Day after posting (or, in the case of international courier service, on the fifth Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service).
If to Buyer:
Houlihan Lokey, Inc.
10250 Constellation Boulevard, 5th Floor
Los Angeles, CA 90067
Attention:  J. Lindsey Alley, Chief Financial Officer
Tel:  310-788-5237
Email: LAlley@HL.com
with a copy to:
Houlihan Lokey, Inc.
10250 Constellation Boulevard, 5th Floor
Los Angeles, CA 90067
Attention:  Christopher Crain, Esq., General Counsel
Tel:  310-788-5262
Email: CCrain@HL.com
and a copy to:
Latham & Watkins, LLP
10250 Constellation Blvd.
Los Angeles, CA 90067
Attention:  Steven Stokdyk, Esq.

Tel:  434-653-5500
Email: Steven.Stokdyk@lw.com
If to Company:
GCA Corporation
Pacific Century Place Marunouchi
11-1 Marunouchi 1-Chome
Chiyoda-ku, Tokyo 100-6230
Japan
Attention: Ritsuko Nonomiya
Tel:  +81-3-6212-7243
Email: rnonomiya@gcakk.com
and a copy to:
Morrison & Foerster, LLP
Shin-Marunouchi Building.
5-1, Marunouchi
Chiyoda-ku, Tokyo 100-6529
Japan
Attention:  Jeremy White
Tel:  +81-3-3214-6878
Email: Jeremy.White@mofo.com
Section 6.12    Language. This Agreement has been prepared and executed in, and shall be construed in accordance with, the English language. Any Japanese translation prepared by any Party shall be for convenience purposes only, and in the event of a dispute as to interpretation of this Agreement, shall have no bearing on such interpretation.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have executed this Transaction Agreement as of the date first above written.

HOULIHAN LOKEY, INC.
By:        /S/ SCOTT L. BEISER
Name: Scott L. Beiser
Title: Chief Executive Officer

Signature page to Transaction Agreement

GCA CORPORATION

By:        /S/ AKIHIRO WATANABE
Name: Akihiro Watanabe
Title: Representative Director

Signature page to Transaction Agreement